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                                  EXHIBIT 10.2.15.2

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                                HYUNDAI MOTOR AMERICA





                                       DEALER
                                  SALES AND SERVICE
                                      AGREEMENT

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                                  TABLE OF CONTENTS


                                                                       Page

INTRODUCTION
1.  APPOINTMENT OF DEALER. . . . . . . . . . . . . . . . . . . . . . . . .
2.  TERM OF THIS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . .
3.  DEALER OWNERSHIP
4.  DEALER MANAGEMENT
5.  CHANGE IN DEALER OWNERSHIP OR MANAGEMENT . . . . . . . . . . . . . . .
6.  DEALER LOCATION
7.  STANDARD PROVISIONS
8.  ADDITIONAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . .
9.  EXECUTION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . .
10. SALE OF HYUNDAI PRODUCTS . . . . . . . . . . . . . . . . . . . . . . 1
    A.   DEALER'S AGREEMENT TO PURCHASE HYUNDAI PRODUCTS . . . . . . . . 1
         1.   Quantities . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.   Prices and Other Terms of Sale . . . . . . . . . . . . . . 1
         3.   Payment For Hyundai Products . . . . . . . . . . . . . . . 2
         4.   Delivery of Hyundai Products . . . . . . . . . . . . . . . 2
              a.  Mode and Place of Delivery . . . . . . . . . . . . . . 2
              b.  Title and Risk of Loss . . . . . . . . . . . . . . . . 2
              c.  Diversion of Deliveries. . . . . . . . . . . . . . . . 2
              d.  Failure or Delay of Delivery . . . . . . . . . . . . . 2
              e.  Damage Claims. . . . . . . . . . . . . . . . . . . . . 3
              f.  Option to Repurchase Damaged Motor
                   Vehicles. . . . . . . . . . . . . . . . . . . . . . . 3
         5.   Warranties on Hyundai Products . . . . . . . . . . . . . . 3
         6.   Effect of Change of Design, Specifications
                or Options . . . . . . . . . . . . . . . . . . . . . . . 3
         7.   Effect of Discontinuance of Manufacture. . . . . . . . . . 4
    B.   DEALER'S AGREEMENT TO PROMOTE AND SELL HYNDAI
           PRODUCTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.   Best Efforts . . . . . . . . . . . . . . . . . . . . . . . 4
         2.   Adequate Vehicle Inventory . . . . . . . . . . . . . . . . 4
         3.   Hyundai Dealer Advertising Association . . . . . . . . . . 4
         4.   Primary Market Area. . . . . . . . . . . . . . . . . . . . 5
         5.   Appointment of New Dealers . . . . . . . . . . . . . . . . 5
    C.   DEALER'S SALES OPERATIONS . . . . . . . . . . . . . . . . . . . 5
         1.   Sales Organization . . . . . . . . . . . . . . . . . . . . 5
         2.   Fair Dealing . . . . . . . . . . . . . . . . . . . . . . . 5
         3.   Disclosure as to Prices of Hyundai Products. . . . . . . . 5
         4.   Disclosure as to Parts or Accessories. . . . . . . . . . . 6
    D.   ASSISTANCE PROVIDED BY HMA. . . . . . . . . . . . . . . . . . . 6
         1.   Sales Training Assistance. . . . . . . . . . . . . . . . . 6
         2.   Sales Promotion Assistance . . . . . . . . . . . . . . . . 6
         3.   Field Sales Personnel Assistance . . . . . . . . . . . . . 7
    E.   EVALUATION OF DEALER'S SALES PERFORMANCE. . . . . . . . . . . . 7
11. SERVICE AND PARTS. . . . . . . . . . . . . . . . . . . . . . . . . . 7
    A.   DEALER RESPONSIBILITIES . . . . . . . . . . . . . . . . . . . . 7
         1.   New Motor Vehicle Predelivery Service. . . . . . . . . . . 8
         2.   Warranty and Policy Service. . . . . . . . . . . . . . . . 8
         3.   Campaign Inspections . . . . . . . . . . . . . . . . . . . 8



                                          i

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         4.   Reimbursement Rates. . . . . . . . . . . . . . . . . . . . 8
         5.   Independent Warranty or Service Contract . . . . . . . . . 9
         6.   Installation and Use of Non-Genuine
                Parts or Accessories . . . . . . . . . . . . . . . . . . 9
         7.   Safety and Emission Control Laws . . . . . . . . . . . . .10
    B.   SERVICE AND PARTS OPERATIONS. . . . . . . . . . . . . . . . . .11
         1.   Service and Parts Personnel. . . . . . . . . . . . . . . .11
         2.   Handling of Service Complaints . . . . . . . . . . . . . .11
         3.   Service Equipment and Special Tools. . . . . . . . . . . .11
         4.   Parts Inventory. . . . . . . . . . . . . . . . . . . . . .11
    C.   ASSISTANCE PROVIDED BY HMA. . . . . . . . . . . . . . . . . . .12
         1.   Service Training Assistance. . . . . . . . . . . . . . . .12
         2.   Service Manuals and Materials. . . . . . . . . . . . . . .12
         3.   Field Service Personnel Assistance . . . . . . . . . . . .12
    D.   EVALUATION OF DEALER'S SERVICE AND PARTS
           PERFORMANCE . . . . . . . . . . . . . . . . . . . . . . . . .12
12. DEALER LOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . .13
    A.   RESPONSIBILITIES OF DEALER. . . . . . . . . . . . . . . . . . .13
    B.   OPERATING HOURS . . . . . . . . . . . . . . . . . . . . . . . .13
    C.   SIGNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
    D.   DATA PROCESSING SYSTEMS . . . . . . . . . . . . . . . . . . . .14
    E.   FACILITY PLANNING ASSISTANCE. . . . . . . . . . . . . . . . . .14
    F.   EVALUATION OF DEALERSHIP FACILITIES . . . . . . . . . . . . . .14
13. CAPITAL STANDARDS. . . . . . . . . . . . . . . . . . . . . . . . . .14
    A.   NET WORKING CAPITAL . . . . . . . . . . . . . . . . . . . . . .14
    B.   WHOLESALE CREDIT. . . . . . . . . . . . . . . . . . . . . . . .15
14. ACCOUNTS, RECORDS AND REPORTS. . . . . . . . . . . . . . . . . . . .15
    A.   UNIFORM ACCOUNTING SYSTEM . . . . . . . . . . . . . . . . . . .15
    B.   SALES REPORTING . . . . . . . . . . . . . . . . . . . . . . . .15
    C.   SALES AND SERVICE RECORDS . . . . . . . . . . . . . . . . . . .16
    D.   AUDIT OF DEALER RECORDS . . . . . . . . . . . . . . . . . . . .16
    E.   CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . .16
15. TRADEMARKS, SERVICE MARKS AND TRADE NAMES. . . . . . . . . . . . . .16
    A.   USE BY DEALER  16
    B.   DISCONTINUANCE OF USE . . . . . . . . . . . . . . . . . . . . .17
16. TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . .17
    A.   TERMINATION BY DEALER . . . . . . . . . . . . . . . . . . . . .17
    B.   TERMINATION FOR CAUSE . . . . . . . . . . . . . . . . . . . . .17
         1.   Immediate Termination. . . . . . . . . . . . . . . . . . .17
         2.   Termination Upon Sixty Days Notice . . . . . . . . . . . .18
         3.   Termination For Failure of Performance . . . . . . . . . .20
         4.   Termination of HMA . . . . . . . . . . . . . . . . . . . .20
         5.   Termination Upon Death or Incapacity . . . . . . . . . . .21
              a.   Succession to Majority Ownership by
                     Designated Successor. . . . . . . . . . . . . . . .21
              b.   Succession to Ownership After Death
                     of Owner. . . . . . . . . . . . . . . . . . . . . .22
              c.   Succession Upon Incapacity of Owner . . . . . . . . .22
              d.   HMA's Investigation and Determination . . . . . . . .23
    C.   EFFECTIVE DATE OF TERMINATION . . . . . . . . . . . . . . . . .23
    D.   EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . .24
         1.   DEALER's Conduct . . . . . . . . . . . . . . . . . . . . .24
         2.   The Right to Purchase. . . . . . . . . . . . . . . . . . .24
         3.   Repurchase of Hyundai Products . . . . . . . . . . . . . .24


                                          ii

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              a.   HMA's Obligations . . . . . . . . . . . . . . . . . .24
              b.   DEALER's Responsibilities . . . . . . . . . . . . . .25
              c.   Payment by HMA. . . . . . . . . . . . . . . . . . . .25
              d.   Disagreement Regarding Valuation. . . . . . . . . . .26
17. RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE . . . . . . . . . . . .26
    A.   HMA'S RIGHTS   26
    B.   PURCHASE PRICE 27
    C.   TRANSFER CONDITIONS . . . . . . . . . . . . . . . . . . . . . .27
18. DEFENSE AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . .27
    A.   DEFENSE AND INDEMNIFICATION BY HMA. . . . . . . . . . . . . . .27
    B.   DEFENSE AND INDEMNIFICATION BY DEALER . . . . . . . . . . . . .28
    C.   EXTENT OF RESPONSIBILITY. . . . . . . . . . . . . . . . . . . .29
    D.   CONDITIONAL DEFENSE AND/OR INDEMNIFICATION. . . . . . . . . . .29
    E.   THE EFFECT OF SUBSEQUENT DEVELOPMENTS . . . . . . . . . . . . .30
    F.   TIME TO RESPOND AND RESPONSIBILITIES OF THE
           PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .30
    G.   SURVIVAL OF OBLIGATION. . . . . . . . . . . . . . . . . . . . .30
19. MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .31
    A.   ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . .31
    B.   AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .31
    C.   RELEASE OF CLAIMS . . . . . . . . . . . . . . . . . . . . . . .31
    D.   ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .31
    E.   SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . .31
    F.   CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    G.   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . .32
    H.   WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    I.   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
    J.   NEW AND SUPERSEDING DEALER AGREEMENTS . . . . . . . . . . . . .32
    K.   INDEPENDENT ENTITY. . . . . . . . . . . . . . . . . . . . . . .32
    L.   FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . .33
    M.   NO FRANCHISE FEE. . . . . . . . . . . . . . . . . . . . . . . .33
    N.   WAIVER OF TRIAL BY JURY . . . . . . . . . . . . . . . . . . . .33
    O.   TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
20. DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .33


                                         iii

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                                HYUNDAI MOTOR AMERICA
                          DEALER SALES AND SERVICE AGREEMENT
                                 STANDARD PROVISIONS

         The Standard Provisions set forth below are expressly incorporated in and made a part of the HMA Dealer Sales and Services Agreement.

10. SALE OF HYUNDAI PRODUCTS

    A.   DEALER'S AGREEMENT TO PURCHASE HYUNDAI PRODUCTS

         1.   QUANTITIES

         DEALER agrees to purchase Hyundai Products in such quantities and varieties as may be necessary to fulfill its obligations under this Agreement. HMA will distribute such products pursuant to such procedures as HMA may deem appropriate from time to time. HMA's agreement to sell may only be established by written confirmation by HMA that the product will be shipped. HMA will use its best efforts to provide Hyundai Products to DEALER subject to available supply from FACTORY, HMA's marketing requirements, and any change or discontinuance with respect to any Hyundai Product.

         HMA and DEALER recognize that certain Hyundai Products may be in short supply from time to time because of factors which are beyond the control of HMA or FACTORY. Where such a shortage is determined by HMA to exist, HMA will endeavor to allocate the affected Hyundai Product(s) among its dealers in a fair and equitable manner, as it may determine in its sole discretion.

         HMA agrees to provide DEALER with an explanation of the method used to distribute such products and, upon written request, will advise DEALER of total sales by model to all Dealers collectively in the Region and to DEALER individually.

         DEALER acknowledges that certain products manufactured by or for FACTORY may be distributed in the United States by distributors other than HMA. Entering into this Agreement, therefore, confers no rights or benefits upon DEALER with respect to the sale or servicing of such products.

         2.   PRICES AND OTHER TERMS OF SALE

         HMA reserves the right, without prior notice to DEALER, to establish and revise prices and other terms of sale for all Hyundai Products sold to DEALER under this Agreement. HMA, however, will provide notice to DEALER of any revision in prices and other terms of sale before shipping any Hyundai Product subject to such revision.

         3.   PAYMENT FOR HYUNDAI PRODUCTS

         DEALER agrees to pay for Hyundai Products pursuant to such procedures as HMA may designate from time to time. Such procedures may include electronic funds transfer and other automatic collection systems. Automatic collections will be against DEALER's then applicable wholesale credit line. HMA will advise DEALER in writing of the implementation of such systems. DEALER in writing of the implementation of such systems. DEALER will make arrangements with its designated financial institution to accommodate the use of such systems.

         4.   DELIVERY OF HYUNDAI PRODUCTS

              a.   MODE AND PLACE OF DELIVERY

         HMA will select the distribution points, carriers and the mode of transportation and will be responsible for all charges in effecting delivery of Hyundai Products to DEALER. DEALER agrees to reimburse HMA for all delivery, freight and other related charges as they appear on HMA's invoice to DEALER.

              b.   TITLE AND RISK OF LOSS

         Subject to the terms of sale which HMA may establish from time to time, title and risk of loss of Hyundai Products will pass to DEALER upon tender of the Hyundai Products to DEALER or its authorized agent. HMA will retain, and DEALER hereby grants to HMA, a security interest in, and the right to retain or repossess, all Hyundai Products sold to DEALER by HMA until HMA is paid in full therefor.

              c.    DIVERSION OF DELIVERIES

         If DEALER should fail or refuse or for any reason be unable to take delivery of any Hyundai Products, or if DEALER should request diversion of a shipment from HMA, DEALER will be responsible, and will pay HMA promptly upon demand, for all costs and expenses incurred by HMA as a result of such diversion. HMA may direct that the returned Hyundai Products be delivered to another destination. The amount charged DEALER, however, will not exceed the charge of returning the products to the original point of shipment plus any demurrage, storage or related charges.

             d.    FAILURE OR DELAY OF DELIVERY

         DEALER will not be liable for any delay or failure to accept delivery and HMA will not be liable for delay or failure to deliver Hyundai Products, where such delay or failure to deliver is due, in whole or in part, to any event of Force Majeure, or any delay or failure of FACTORY or other supplier of HMA or any carrier to deliver Hyundai Products.

             e.    DAMAGE CLAIMS

         As between HMA and DEALER, HMA assumes responsibility for damage to Hyundai Products occurring prior to delivery to DEALER or its authorized agent. DEALER agrees, however, to submit such claims in the manner required in the Hyundai Warranty Policies and Procedures Manual.

             f.    OPTION TO REPURCHASE DAMAGED MOTOR VEHICLES

         DEALER agrees to notify HMA promptly if any new motor vehicle(s) in DEALER's inventory, other than those used as demonstrators, should for any reason be substantially damaged. To preserve the quality and value of new Hyundai Motor Vehicles offered to the public, HMA will have the option to repurchase any or all such vehicles at a price equal to the net purchase price paid by DEALER to HMA. HMA will make appropriate payment for repurchased vehicles directly to any lienholder. DEALER agrees to assign its rights under any insurance contract relating to the repurchase vehicle(s) to HMA.

         5.   WARRANTIES ON HYUNDAI PRODUCTS

         DEALER understands and agrees that the only warranties that will be applicable to each new Hyundai Product sold to DEALER by HMA will be the written limited warranty or warranties expressly furnished by FACTORY or HMA or as stated in the Hyundai Warranty Policies and Procedures Manual, as it may be revised from time to time. With respect to DEALER, such limited warranties are in lieu of all other warranties, express or implied, including any implied warranty of merchantability or fitness for a particular purpose or any liability for commercial losses based on negligence or strict liability. Except for its limited liability under such written warranty or warranties, neither FACTORY nor HMA assumes any other warranty obligation or liability. DEALER is not authorized to assume any additional warranty obligations or liabilities on behalf of HMA or FACTORY. Any such additional obligations or liabilities assumed by DEALER will be solely the responsibility of DEALER.

         6.   EFFECT TO CHANGE OF DESIGN, SPECIFICATIONS OR OPTIONS

         HMA reserves the right at any time in its sole discretion and without notice to change the design or specifications of any Hyundai Product or the availability of options in any Hyundai Product. HMA is under no obligation to make any similar change upon any product previously purchased by or shipped to DEALER. No change will be considered a model year change unless so specified by HMA.

         7.   EFFECT OF DISCONTINUANCE OF MANUFACTURE

         The manufacture and production of all or part of any Hyundai Product, whether motor vehicle, parts, options, or accessories, including any model, series, or body style of any Hyundai Motor Vehicle, may be discontinued at any time without any obligation or liability to DEALER on the part of FACTORY or HMA by reason thereof.

    B.   DEALER'S AGREEMENT TO PROMOTE AND SELL HYUNDAI PRODUCTS

         1.   BEST EFFORTS

         DEALER is an integral part of a network of authorized Hyundai Dealers dedicated to the vigorous and effective promotion and sale of Hyundai Products. Accordingly, DEALER agrees to use its best efforts to effectively promote and sell Hyundai Products to Customers in DEALER's primary market area.

         2.   ADEQUATE VEHICLE INVENTORY

         As a duly authorized Hyundai Dealer, DEALER recognizes that its Customers will expect DEALER to stock a reasonable quantity and variety of current model Hyundai Motor Vehicles. Accordingly, DEALER agrees to stock and sell, subject to available supply, all models and types of Hyundai Motor Vehicles in the Hyundai Product Addendum and that it will, at all times, maintain at least the minimum inventory of Hyundai Motor Vehicles requested by HMA. DEALER will maintain all Hyundai Motor Vehicles for display and demonstration purposes in showroom ready condition.

         3.   HYUNDAI DEALER ADVERTISING ASSOCIATION

         HMA and DEALER recognize the benefits which may be derived from a comprehensive joint advertising effort by Hyundai Dealers. Accordingly, HMA agrees to assist Hyundai Dealers, including DEALER, in the establishment of a cooperative advertising association. DEALER agrees to cooperate with HMA in the formation of such association and, once it is established, to participate actively and to contribute to it in accordance with the by-laws of the association.

         The Hyundai Dealer Advertising Association will finance its advertising programs through the assessment of a fixed amount for each new Hyundai Motor Vehicle purchased by Hyundai Dealers. As a service to the Dealer Association, HMA will collect the agreed amount, provided that the Association maintains control over the amount of the assessment and the manner in which the funds are expended and so long as such funds are expended for the promotion of Hyundai Products which may also include Parts and Service advertising campaigns from time to time.

         4.   PRIMARY MARKET AREA

         While DEALER is required to vigorously develop its primary market area, nothing contained in this Agreement will limit or be construed to limit the geographical area in which DEALER may promote, or the persons to whom DEALER may sell, Hyundai Products.

         The primary market area is a geographic area which HMA will designate from time to time for the sole purpose of evaluating DEALER's performance of its sales and service obligations hereunder. DEALER recognizes that the designation of a primary market area is not intended to be permanent and that HMA may, in its sole discretion, change DEALER's primary market area from time to time.

         5.   APPOINTMENT OF NEW DEALERS

         DEALER agrees that HMA will have the right, from time to time, to appoint or to relocate new or additional authorized Hyundai Dealers in or near the primary market area served by DEALER based upon such reasonable criteria as HMA may establish in its sole discretion.

    C.   DEALER'S SALES OPERATIONS

         1.   SALES ORGANIZATION

         To enable DEALER to fulfill its responsibilities satisfactorily under this Agreement DEALER agrees to organize and maintain an adequate and trained sales organization.

         2.   FAIR DEALING

         HMA has selected DEALER because of the reputation of its Owner(s) and the General Manager, identified herein, for integrity and their commitment to fair dealing. DEALER will at all times maintain a high standard of ethics in advertising, promoting and selling Hyundai Products and will not engage in any misrepresentation or unfair or deceptive trade practices. DEALER will not advertise Hyundai Products in a manner likely to mislead or deceive the public or to impair the good will of HMA or DEALER or the reputation of Hyundai Products. Furthermore, DEALER will deal with its Customers in a courteous, fair and forthright manner and will not engage in any deceptive or fraudulent practices, including without limitation, bait and switch and improper retention of deposits.

         3.   DISCLOSURE AS TO PRICES OF HYUNDAI PRODUCTS

         DEALER agrees to explain to purchasers of Hyundai Products the items which make up the purchase price and to give such purchasers itemized invoices and any other information required by law. DEALER further agrees that it will not make any misleading statements as to the items which make up the total selling price of any Hyundai Motor Vehicle, or as to the prices related to such items including destination or other charges paid to HMA. DEALER also agrees not to charge Customers for any services for which DEALER is reimbursed by HMA, including predelivery inspection and adjustment services, without disclosing the fact of such reimbursement to the Customer.

         4.   DISCLOSURE AS TO PARTS OR ACCESSORIES

         DEALER recognizes that its Customers have a right to expect that any product that they purchase from DEALER meets the high quality standards associated with HMA, FACTORY, the Hyundai Marks and Hyundai Products in general. Accordingly, DEALER agrees that, if it sells or installs any part or accessory that is not a Hyundai Genuine Part or Accessory, it will disclose such fact to the Customer and will advise the Customer that the time is not included in warranties furnished by HMA or Factory. In all cases, the purchaser's contract of purchase and sale will include written notice of such disclosure. In addition, DEALER will clearly explain to the Customer the extent of any warranty covering the equipment, part or accessory involved and will deliver a copy of such warranty to the Customer at the time of sale.

         DEALER agrees that it will not represent or offer to sell as new Hyundai Genuine Parts or Accessories, any parts or accessories used by it in the repair or servicing of Hyundai Motor Vehicles which are not in fact Hyundai Genuine Parts or Accessories.

    D.   ASSISTANCE PROVIDED BY HMA

         1.   SALES TRAINING ASSISTANCE

         To assist DEALER in the fulfillment of its sales responsibilities under this Agreement, HMA will offer general and specialized sales management and sales training programs for the benefit and use of DEALER's sales organization. DEALER recognizes the importance of having a well trained sales staff to meet its obligations hereunder and agrees to require its sales personnel to participate in such programs as HMA may offer from time to time for their benefit.

         2.   SALES PROMOTION ASSISTANCE

         In order that authorized Hyundai Dealers may be assured of the benefits of comprehensive advertising and promotion of Hyundai Products, HMA agrees to establish and maintain general advertising and promotion programs and will from time to time make sales promotion and campaign materials available to DEALER to promote the sale of such Hyundai Products at a reasonable charge where applicable. DEALER agrees to cooperate in HMA's advertising programs and to fully utilize the materials offered DEALER by HMA.

         3.   FIELD SALES PERSONNEL ASSISTANCE

         To assist DEALER in handling its sales responsibilities under this Agreement, HMA agrees to provide trained field sales personnel to advise and counsel DEALER on sales-related subjects, including but not limited to merchandising, training and sales management.

    E.   EVALUATION OF DEALER'S SALES PERFORMANCE

         HMA will evaluate DEALER's sales performance at least annually and agrees it review such evaluations with DEALER so that DEALER may take prompt action if necessary to improve its sales performance to such satisfactory levels as HMA may reasonably require. HMA will provide DEALER with a copy of such evaluation upon request. HMA may, at its discretion, evaluate DEALER's sales performance based on one or more of the following criteria:

         1. Achievement of fair and reasonable sales objectives as HMA may establish at its discretion;

         2. A comparison of sales and/or registrations of Hyundai Motor Vehicles to sales and/or registrations of other line makes: (i) in DEALER's primary market area; (ii) in HMA's Region or any area thereof as HMA may reasonably establish; or (iii) nationally;

         3. The trend of DEALER's sales performance over a reasonable period of time;

         4. The manner in which DEALER has conducted its sales operations, including advertising, sales promotions and Customer relations;

         5.   The availability of new motor vehicles to DEALER from HMA; or

         6. Significant local conditions that may have affected DEALER's performance.

11. SERVICE AND PARTS

    A.   DEALER RESPONSIBILITIES

         DEALER recognizes that its Customers are entitled to prompt, courteous and professional service and that Customer satisfaction is vital to the mutual success of DEALER and HMA. DEALER agrees, therefore: to take all reasonable steps to provide service and parts for all Hyundai Motor Vehicles, regardless of where purchased, and whether or not under warranty; to ensure that necessary repairs on Customer vehicles are accurately diagnosed and performed in accordance with the highest professional standards; to advise the Customer and obtain his or her consent prior to the initiation of any repairs; and, to treat the Customer courteously and fairly at all times.

         1.   NEW MOTOR VEHICLE PREDELIVERY SERVICE

         DEALER will perform predelivery service on each new Hyundai Motor Vehicle prior to delivery to the retail Customer according to HMA's instructions. Any required campaign or policy service will also be completed at the time of predelivery service.

         2.   WARRANTY AND POLICY SERVICE

         DEALER will perform warranty service on each Hyundai Motor Vehicle at the time of predelivery service and when requested by the owner according to the requirements of the Hyundai Warranty Policies and Procedures Manual. DEALER will perform policy service as HMA may require from time to time. DEALER will provide each owner for whom warranty or policy service is performed with a copy of the repair order stating all services performed.

         3.   CAMPAIGN INSPECTIONS

         HMA may, from time to time, require DEALER to inspect and correct conditions in Hyundai Motor Vehicles. DEALER agrees to perform such campaign inspections regardless of where or from whom the subject Hyundai Motor Vehicles were purchased. Because of the importance of campaign inspections to the overall reputation of Hyundai Motor Vehicles for their high quality standards, HMA may ship parts and other materials to DEALER without DEALER's authorization. DEALER will accept such shipments and upon completion of the campaign, HMA will credit DEALER for any extra parts and materials so shipped provided DEALER returns or otherwise disposes of such parts and materials according to HMA's instructions.

         4.   REIMBURSEMENT RATES

         HMA agrees to compensate DEALER for all warranty, policy, and campaign inspection work, including labor and diagnosis, in accordance with procedures and at rates to be announced from time to time by HMA and in accordance with applicable law. DEALER agrees that such rates will constitute full and complete payment to DEALER for such work. Both parties agree that warranty and policy service is provided for the benefit of Customers and DEALER agrees that the Customer will not be obligated to pay any charges for warranty or policy work, except as required by law.

         HMA will reimburse DEALER for predelivery service at an authorized labor and/or diagnosis rate and according to the predelivery service time allowances as established by HMA as is required by law.

         If DEALER wishes to adjust the established reimbursement rate for labor and diagnosis in connection with warranty, policy or predelivery service performed on Customer's vehicles, DEALER agrees to make the appropriate written application to HMA and to comply with such applicable procedures or policies as may be set forth in the Hyundai Warranty Policies and Procedures Manual.

         5.   INDEPENDENT WARRANTY OR SERVICE CONTRACT

         DEALER recognizes that HMA's limited warranties are provided to Customer at no additional expense. HMA recognizes that DEALER is free to sell warranty or service contract protection for Hyundai Motor Vehicles which is different from and independent of HMA's warranties. In order to avoid any misconception among its Customers, however, DEALER agrees that if it elects to sell such independent warranties or service contracts to Customers:

         a. DEALER will conspicuously disclose in writing upon the Customer's purchase order the extent to which the independent warranty or service contract protection purchased by the Customer overlaps that provided by HMA or Factory; and
         b. Whenever a Customer purchases such independent warranty or service contract protection and seeks service on a Hyundai Product during the period of time that such Product is also covered by the limited warranty provided by HMA or FACTORY, DEALER will not apply for, and agrees that it will not be entitled to, reimbursement under such limited warranty unless DEALER has advised the Customer in writing, on all copies of the repair order, that the service was provided pursuant to HMA's limited warranty and not the independent warranty or service contract protection that the Customer purchased.

         6.   INSTALLATION AND USE OF NON-GENUINE PARTS OR ACCESSORIES

         DEALER understands that it has the right to sell, install or use products which are not Hyundai Genuine Parts or Accessories.

         DEALER agrees, however, that its Customers may reasonably expect that any part or accessory which DEALER sells, installs or uses in the repair or servicing of Hyundai Motor Vehicles meets the high quality standards of Hyundai Genuine Parts or Accessories. Therefore, in cases where DEALER does not sell, install or use a Hyundai Genuine Part or Accessory, DEALER will only utilize such other parts or accessories as:

         Will not adversely affect the mechanical operation of the Hyundai Motor Vehicle being serviced or repaired; or

         Are equivalent in quality and design to Hyundai Genuine Parts or Accessories.

         In the event any disagreement arises between HMA and DEALER regarding the use by DEALER of parts other than Hyundai Genuine Parts or Accessories or parts expressly approved by HMA, DEALER agrees that it will have the burden of proving either:

         That the parts replaced will not adversely affect the mechanical operation of the Hyundai Motor Vehicle being serviced or repaired; or

         That parts used by it are equivalent in quality and design to Hyundai Genuine Parts or Accessories or parts expressly approved by HMA.

         If DEALER uses parts or accessories which are not Hyundai Genuine Parts or Accessories or are not approved in writing by HMA for use in Hyundai Motor Vehicles, DEALER does so at its own risk and neither HMA nor FACTORY will be responsible to DEALER or to any third party for any products liability, warranty or other claim which may arise as a consequence of the installation and/or use of such parts.

         7.   SAFETY AND EMISSION CONTROL LAWS

         DEALER agrees to comply and operate consistently with all applicable provisions of federal, state and local motor vehicle safety and emission control laws, rules and regulations.

         In addition, HMA and DEALER will each provide the other with such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by any applicable federal, state and local motor vehicle safety and emission control requirements.

         In the event that the laws of the state in which DEALER is located require motor vehicle dealers or distributors to install in new or used motor vehicles, prior to the retail sale thereof, any safety devices or other equipment not installed or supplied as standard equipment by FACTORY or HMA, then DEALER, prior to its sale of any Hyundai Motor Vehicles on which such installations are so required, will properly install such devices or equipment on such Hyundai Motor Vehicles. DEALER will comply with state and local laws pertaining to installation of such equipment, including without limitation, the reporting thereof.

    B.   SERVICE AND PARTS OPERATIONS

         1.   SERVICE AND PARTS PERSONNEL

         DEALER agrees to establish and maintain a complete service and parts organization, including a service manager, a parts manager and a sufficient number of Customer relations, service and parts personnel who meet such educational, management, technical training and competency standards as HMA may establish or approve.

         2.   HANDLING OF SERVICE COMPLAINTS

         DEALER understands that the development and maintenance of Customer confidence and satisfaction in Hyundai Products requires DEALER's full support. DEALER, therefore, agrees to investigate and handle all complaints from Customers according to procedures prescribed by HMA and in a manner calculated to secure and maintain the Customers' good will towards DEALER, HMA and Hyundai Products. Moreover, DEALER agrees to cooperate with HMA and to provide such information as HMA may in its judgment require to comply with any federal or state consumer protection law, rule or regulation, including without limitation, warranty and repair or replace laws or to avoid any liability thereunder. Furthermore, DEALER agrees to participate in and cooperate with such Customer complaint resolution procedures as HMA may designate from time to time.

         3.   SERVICE EQUIPMENT AND SPECIAL TOOLS

         DEALER agrees to procure such service equipment and special tools as HMA may require from time to time, and to maintain the same in good repair and in proper calibration to enable DEALER to fulfill its service responsibilities under this Agreement.

         4.   PARTS INVENTORY

         DEALER will stock a sufficient quantity and variety of parts and accessories to meet Customer demand and to perform warranty repairs and special policy work. DEALER recognizes, however, that its Customers may reasonably expect that DEALER will have Hyundai Genuine Parts or Accessories immediately available for purchase or installation. DEALER, therefore, agrees to carry in stock at all times during the term of this Agreement a complete inventory of Hyundai Genuine Parts or Accessories, as listed in HMA's current inventory guide, to enable DEALER to meet its Customers' needs and to fulfill its service responsibilities under this Agreement. HMA reserves the right to audit DEALER's inventory from time to time and may require DEALER to supplement its inventory to meet its obligations hereunder.

         DEALER will install and maintain a parts inventory control system approved by HMA to track availability and sales of parts.

    C.   ASSISTANCE PROVIDED BY HMA

         1.   SERVICE TRAINING ASSISTANCE

         DEALER recognizes the importance of providing consistent, dependable and high quality service to its Customers. DEALER agrees that frequent training and refresher courses are a necessary prerequisite to providing such service.

         To assist DEALER in fulfilling its service and parts responsibilities hereunder, HMA from time to time will offer general and specialized service and technical training programs and materials. DEALER will require its service and/or parts personnel to participate in such programs.

         2.   SERVICE MANUALS AND MATERIALS

         HMA agrees to provide DEALER with copies of such DEALER service manuals and bulletins, publications and technical data as HMA deems necessary for the effective operation of DEALER's service and parts organization. DEALER will have responsibility for keeping such manuals, publications and data current and available for consultation by its parts and service employees.

         3.   FIELD SERVICE PERSONNEL ASSISTANCE

         To assist DEALER in handling its parts and service responsibilities under this Agreement, HMA agrees to make available field service personnel who will, from time to time, advise and counsel DEALER on parts and service related subjects, including product quality, technical adjustment, repair and replacement of product components, parts inventory, parts sales, Customer relations, warranty administration, and service and parts merchandising, training and management.

    D.   EVALUATION OF DEALER'S SERVICE AND PARTS PERFORMANCE

         DEALER's service and parts performance is extremely important to the effective representation of Hyundai Products. Therefore, under this Agreement, HMA will periodically evaluate DEALER's performance of its service and parts responsibilities, including without limitation: warranty service; Customer relations; service and parts merchandising, management and operations; new vehicle predelivery service; parts inventory; tools and equipment; competency of service and parts personnel; participation of DEALER's personnel in various training programs; and the adequacy of service and parts facilities. HMA agrees to review such evaluations with DEALER so that DEALER may take prompt action if necessary to improve its service and parts performance to satisfactory levels as HMA may reasonably require.

HMA will provide DEALER with a copy of the evaluation upon request.

12. DEALER LOCATION

    A.   RESPONSIBILITIES OF DEALER

         HMA has entered into this Agreement in reliance upon DEALER's representation that it will establish and maintain dealership facilities and operations only at the location(s) identified in paragraph 6. DEALER agrees, therefore, that it will not, under any circumstances, conduct Dealer operations at any other location, whether as a satellite operation, subdealership, through an associate Dealer or otherwise, without the prior written consent of HMA.

         Moreover, it is the mutual desire of DEALER and HMA that DEALER's facilities reflect a distinctive first-class appearance in common with all other duly authorized Hyundai Dealers. Accordingly, DEALER agrees to procure from approved sources and install all items necessary to insure that DEALER's retail environment complies in all respects with such distinctive first-class appearance. In addition, DEALER agrees that all of its facilities will be satisfactory as to space, appearance, amenities, layout, equipment, and signage and will at all times be in accordance with HMA's minimum facilities standards, as amended from time to time.

    B.   OPERATING HOURS

         DEALER agrees that the transportation, service and maintenance needs of its Customers can be met properly only if DEALER keeps its dealership premises open for business during hours which are reasonable and convenient for such Customers. Accordingly, DEALER will maintain its respective dealership operations open for business during days and hours which are customary and lawful for such operations in the community or locality in which DEALER is located and in accordance with industry standards.

    C.   SIGNS

         Subject to applicable law, DEALER agrees to purchase from sources designated by HMA and to erect and maintain at the dealership location(s), entirely at DEALER's expense, standard product and service signs of types authorized by HMA, as well as such other authorized signs as are necessary to identify the dealership operations effectively and as recommended by HMA. DEALER shall in no way alter or modify such authorized signs without obtaining prior written approval from HMA.

    D.   DATA PROCESSING SYSTEMS

         To facilitate the accurate and prompt reporting of relevant DEALER operational and financial data including, without limitation, sales reports, warranty claims and parts purchasing and to ensure rapid communication with authorized Hyundai Dealers, HMA requires DEALER, and DEALER agrees, to acquire, install, maintain and upgrade at DEALER's sole expense, electronic data processing systems, compatible with HMA's data systems, from a source designated by HMA. The computer terminals for such system will be installed and maintained at the DEALER location(s) identified herein. Furthermore, DEALER agrees to utilize said system in accordance with HMA's instructions.

    E.   FACILITY PLANNING ASSISTANCE

         To assist DEALER in planning, building and maintaining the dealership facilities, HMA will make available to DEALER, upon request, sample copies of building layout plans, facility planning recommendations, and an applicable identification program covering the placement, installation and maintenance of authorized signs. In addition, representatives of HMA will be available to DEALER from time to time to counsel and advise DEALER regarding the proper organization and maintenance of the dealership's exterior and interior facilities and any expansion or alteration thereof.

    F.   EVALUATION OF DEALERSHIP FACILITIES

         HMA will periodically evaluate the adequacy of DEALER's facilities pursuant to its responsibilities under this Agreement. In making such evaluations, HMA will consider: the actual building and land space provided by DEALER for the performance of its responsibilities under this Agreement; compliance with HMA's then current requirements for dealership operations; the appearance, condition, layout and signage of the dealership facilities; and such other factors, if any, which in HMA's judgment may directly relate to DEALER's performance of its responsibilities under this Agreement. HMA will discuss such evaluations with DEALER, so that DEALER may take prompt action, if necessary, to comply with HMA's minimum facility standards. HMA will provide DEALER with a copy of the evaluation upon request.

13. CAPITAL STANDARDS

    A.   NET WORKING CAPITAL

         The net working capital required to conduct the business of DEALER properly depends upon many factors, including the nature, size and volume of DEALER's vehicle sales, service and parts operations. Therefore, DEALER agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified in a separate Minimum

Net Working Capital Agreement made between DEALER and HMA and executed by DEALER and HMA concurrently with this Agreement. If HMA determines, in its sole discretion, that changed circumstances require it to adjust the net working capital requirement hereunder, DEALER agrees to revise its minimum net working capital to be used in the dealership's operation accordingly and within a reasonable period of time.

    B.   WHOLESALE CREDIT

         DEALER recognizes that in order to operate its dealership successfully and to fulfill its responsibilities hereunder, it must maintain flooring and lines of credit adequate to meet its ongoing obligations. Accordingly, DEALER agrees to obtain, maintain and increase as HMA may require, adequate flooring and lines of credit from any reputable financial institution or other credit source. Subject to the foregoing obligations, DEALER is free to do its financing business, wholesale or retail or both, with whomever it chooses and to the extent it desires.

14. ACCOUNTS, RECORDS AND REPORTS

    A.   UNIFORM ACCOUNTING SYSTEM

         HMA uses the operating information provided by its Dealers to develop composite operating statistics which are useful to Dealers and to HMA in business management. In order for such information to be useful, however, Hyundai Dealers must submit data which is accurate and based on uniform accounting procedures. Accordingly, DEALER agrees to maintain a uniform accounting system designated by HMA, and in accordance with the Hyundai Accounting Manual, as amended from time to time. In addition, DEALER will furnish to HMA, by the tenth (10th) of each month, in a format prescribed by HMA, a complete and accurate financial and operating statement covering the preceding month and calendar year-to-date operations. DEALER will also promptly furnish to HMA a copy of any adjusted financial or operating statement prepared by or for DEALER.

    B.   SALES REPORTING

         HMA requires timely sales information to evaluate correctly current market trends and to maintain a fair and equitable vehicle distribution system. In addition, such data is necessary for HMA to evaluate DEALER's sales performance and to provide meaningful advice and recommendations to DEALER.

         Accordingly, DEALER agrees to:

         1. Accurately report to HMA, with such relevant information as HMA may reasonably require, the delivery of each new motor vehicle to a purchaser by the end of the day in which the vehicle is delivered to the purchaser thereof; and

         2. Furnish HMA with such other reports as HMA may reasonably require from time to time.

    C.   SALES AND SERVICE RECORDS

         DEALER agrees to keep complete and up-to-date records regarding the sale and servicing of Hyundai Products for a minimum of five (5) years, exclusive of any retention period required by any governmental entity. In order that the policies and procedures relating to the application for reimbursement for warranty, policy work and predelivery service may be applied uniformly to all Dealers, DEALER agrees to prepare, keep current and retain records in support of requests for reimbursement for warranty and policy work performed by DEALER in accordance with the policies and procedures prescribed in the Hyundai Warranty Policies and Procedures Manual and standards established by HMA consistent with said manual.

    D.   AUDIT OF DEALER RECORDS

         DEALER agrees that HMA will have the right, at all reasonable times and during DEALER's regular business hours, to examine, audit and reproduce all records, accounts and all other data relating to the sale and service of Hyundai Products by DEALER. HMA will provide a copy of the report of the examination or audit to DEALER upon request.

    E.   CONFIDENTIALITY

         HMA agrees that it will not provide any data or documents submitted to it by DEALER to any third party, except FACTORY, unless authorized by DEALER, required by law, or otherwise pertinent to legal proceedings. DEALER agrees, however, that HMA may use such data or documents to generate composite data which HMA believes will be useful to assist its Dealers in improving dealership operations. Such composite data will not specifically identify any Dealer.

    15.  TRADEMARKS, SERVICE MARKS AND TRADE NAMES

         A.   USE BY DEALER

         HMA is the exclusive owner of, or is authorized to use and to permit DEALER and others to use, the Hyundai Marks. HMA grants to DEALER the nonexclusive privilege of displaying or otherwise using the Hyundai Marks in connection with the promotion and sale of Hyundai Products and the conduct of DEALER operations at the location(s) approved herein.

         DEALER agrees, however, that it will promptly discontinue the display and use of any such Hyundai Marks, and will change the manner in which any Hyundai Marks are displayed and used, when for any reason, it is requested to do so by HMA. DEALER further agrees that it will do nothing to impair the value of or contest the right of HMA to the exclusive use of any trademark, design mark, service mark or trade name at any time acquired, claimed or adopted by HMA. In addition, no company owned by or affiliated with DEALER or any of its Owners may use any Hyundai Mark or product name without the prior written consent of HMA.

    B.   DISCONTINUANCE OF USE

         Upon termination, non-renewal or expiration of this Agreement, DEALER agrees that it will immediately discontinue all use of the word Hyundai and the Hyundai Marks, or any semblance thereof and cease representing itself as an authorized Hyundai Dealer. Thereafter, DEALER will not use, either directly or indirectly, any Hyundai Marks or any other similar marks in a manner likely to cause confusion or mistake or to deceive the public. In addition, DEALER will promptly remove all product signs bearing the word Hyundai or the Hyundai Marks from its facilities at DEALER's sole cost and expense.

         In the event DEALER fails to comply with its obligations herein within thirty (30) days of termination, non-renewal or expiration, HMA will have the right to enter upon DEALER's premises and remove, without liability, all signs bearing the word Hyundai or any Hyundai Marks. DEALER will reimburse HMA for any costs and expenses incurred in connection with the enforcement of this paragraph, including reasonable attorney's fees.

16. TERMINATION OF AGREEMENT

    A.   TERMINATION BY DEALER

         DEALER may voluntarily terminate this Agreement at any time by written notice to HMA. Termination will be effective thirty (30) days after HMA receives such notice unless otherwise mutually agreed in writing.

    B.   TERMINATION FOR CAUSE

         1.   IMMEDIATE TERMINATION

         HMA will have the right to terminate this Agreement immediately in any of the following situations:

         a. Any misrepresentation to HMA by DEALER or any Owner or General Manager in applying for this Agreement or for approval as Owner or General Manager of DEALER;

         b. If DEALER, or any Owner, officer, or General Manager of DEALER, is convicted of any felony or for any violation or law which in HMA's sole opinion tends to adversely affect the operation, management, reputation, business or interests of DEALER or HMA, or to impair the good will associated with the Hyundai Marks. Such violations of law may include, without limitation, any finding or adjudication by any court of competent jurisdiction or government agency that DEALER has engaged in any misrepresentation or unfair or deceptive trade practice;

         c. Submission by DEALER to HMA of: (i) false claims for reimbursement, sales incentives, refunds, rebates or credits; (ii) false financial information, sales reports or other data required by HMA; or
    (iii) false statements relating to predelivery preparation, testing, warranties, servicing, repairing, or maintenance required by HMA;

         d. If the dealership is closed for a period of seven (7) consecutive days, except when due to an event of Force Majeure;

         e. Failure of DEALER to obtain or maintain any license, or the suspension or revocation of any license, necessary for the conduct by DEALER of its business pursuant to this Agreement; or

         f. If DEALER becomes insolvent, or files any voluntary petition under any bankruptcy law, or executes an assignment for the benefit of creditors, or any petition is filed by any third party to have DEALER declared bankrupt or to appoint a receiver or trustee, or another officer having similar power, and such filing or appointment is not vacated within thirty (30) days or there is any levy under attachment or execution or similar process which is not vacated or removed by payment or bonding within ten (10) days.

         2.   TERMINATION UPON SIXTY DAYS NOTICE

         If HMA learns that any of the following events have occurred and determines, in its sole discretion, that the matter may require termination of this Agreement, HMA will so advise DEALER in writing. If DEALER does not correct the condition or explain the matter to HMA's satisfaction within thirty
(30) days of such notice, then HMA will have the right to terminate this Agreement upon sixty (60) days notice. Events which may result in such termination include:

              a. Any sale or transfer of ownership interest by DEALER without the prior written consent of HMA;

              b. Any removal, withdrawal or change, whether voluntary or involuntary, of a General Manager having an ownership interest in DEALER without the prior written consent of HMA;

              c. Any attempted or actual sale, transfer or assignment by DEALER of this Agreement or any of the rights granted DEALER hereunder, or any attempted or actual transfer, assignment or delegation by DEALER of any of the responsibilities assumed by it under this Agreement, without the prior written consent of HMA;

              d. The conduct, directly or indirectly, of any dealership operation at any location other than those specifically approved herein, without the prior written consent of HMA;

              e. Any sale or transfer, by operation of law or otherwise, or any relinquishment or discontinuance of use by DEALER, of any of the locations approved herein or of other principal assets required in the conduct of dealership operations, without the prior written consent of HMA;

              f. Any dispute, disagreement or controversy between or among partners, managers, officers or stockholders of DEALER which, in the sole opinion of HMA, adversely affects DEALER's operations or the interests of DEALER or HMA;

              g. Retention by DEALER of any General Manager, who in HMA's reasonable opinion is not competent, whether or not such person was previously approved by HMA as General Manager of DEALER;

              h. Any conduct which in HMA's opinion impairs the reputation of DEALER or HMA;

              i. Any refusal to permit HMA to examine or audit DEALER's accounts and records as provided herein upon receipt by DEALER of written notice from HMA requesting such permission or information;

              j. Repeated failure of DEALER to furnish timely sales or financial information and related data;

              k. Failure of DEALER to establish or maintain required net working capital or adequate wholesale credit;

              l. Failure of DEALER to pay HMA for any Hyundai Products in accordance with the terms and conditions of sale;

              m. Failure of DEALER to comply with the provisions of any laws or regulations relating to the sale or service of Hyundai Products;

              n. Repeated failure of DEALER's sales, service or parts personnel, including but not limited to management, to fully participate in any training program offered by HMA to DEALER;

              o. Failure of DEALER to properly obtain, erect, maintain, repair and illuminate signs and other displays in a manner approved by HMA;

              p. Failure to maintain an adequate supply of general and special tools and equipment designated by HMA;

              q. Failure by DEALER to maintain good relations with its Customers including but not limited to failure to notify HMA of complaints by Customers, as HMA may require, and repeated failure to properly resolve Customer complaints;

              r. Failure to maintain the required minimum inventory of Hyundai Motor Vehicles, whether for showroom display, demonstration or immediate sale;

              s.   Failure to maintain an adequate parts inventory;

              t. Repeated failure to use proper parts and accessories in the repair and servicing of Hyundai Motor Vehicles; or

              u. Breach or violation by DEALER of any other term or provision of this Agreement.

         3.   TERMINATION FOR FAILURE OF PERFORMANCE

         If, upon evaluation of Dealer's performance pursuant to paragraphs 10(E), 11(D) and/or 12(F) herein, HMA determines that DEALER has failed to perform adequately its sales, service or parts responsibilities or to provide adequate dealership facilities, HMA will endeavor to review promptly with DEALER the nature and extent of such failure(s). As soon as practicable thereafter, HMA will notify DEALER in writing of DEALER's failure of performance and will grant DEALER 180 days from the date of such notice to correct such failure(s). If DEALER fails or refuses to correct such failure(s) or has not made substantial progress towards remedying such failure(s) at the expiration of such period, HMA may terminate this Agreement upon sixty (60) days notice or such other notice as may be required by law.

         4.   TERMINATION OF HMA

         This Agreement will terminate upon the effective date of the termination or expiration of HMA's right to distribute Hyundai Products.

         5.   TERMINATION UPON DEATH OR INCAPACITY

         HMA has entered into this Agreement in reliance upon the personal services of Owner(s) and General Manager and is concerned that DEALER continues to be owned and operated by persons who meet HMA's requirements. In order to ensure that it is represented by qualified persons, and to protect its interests, and subject to paragraphs 16(B)(5)(a)-(c), HMA will have the right to terminate this Agreement in the event of the death of an Owner or upon the incapacity of any Owner who is also the General Manager identified herein, upon written notice to DEALER. HMA will provide such notice within a reasonable time after Owner's death or incapacity. Termination hereunder will be effective ninety (90) days from the date of such notice.

              a.   SUCCESSION TO MAJORITY OWNERSHIP BY DESIGNATED SUCCESSOR

         Notwithstanding its right to terminate upon the death of any Owner, HMA agrees to permit succession to majority ownership by any person approved as a Successor Owner as provided herein. Accordingly, at any time during the term of this Agreement, any Majority Owner may nominate a candidate to assume his or her ownership interest in the dealership upon the death or incapacity of the requesting Owner. Such nomination must be made on a form provided by HMA. In the event that the Majority Owner is also the General Manager, such Owner may also nominate the candidate to succeed as General Manager.

         As soon as practicable after such nomination, HMA will request such personal and financial information from the Majority Owner and/or the candidate as it reasonably and customarily may require in evaluating candidates for ownership and/or management. Owner agrees that HMA may apply criteria then currently used by HMA in qualifying Owners and/or General Managers of authorized dealers. Upon receipt of all requested information, HMA will either approve or disapprove such candidate. If HMA initially approves the candidate, said approval will remain in effect for the term of this Agreement. HMA agrees that the Majority Owner may renominate a candidate after the expiration of this Agreement and HMA will review such nomination: (i) so long as HMA and DEALER have entered into a new Hyundai Dealer Sales and Service Agreement; and (ii) the proposed candidate continues to comply with the then current criteria used by HMA in qualifying such candidates.

         If HMA does not initially qualify the candidate, HMA agrees to review its decision with the Majority Owner. The Majority Owner is free at any time to renew his or her nomination. However, in such instance, the candidate must again qualify pursuant to HMA's then current criteria. The Majority Owner may, by written notice, withdraw a nomination at any time, even if HMA previously has qualified said candidate.

         In the event that the Majority Owner has obtained approval of his or her candidate as Successor Owner, and upon the death of the Majority Owner, HMA agrees to enter into a new Hyundai Dealer Sales and Service Agreement promptly with the Successor Owner and any remaining Owner(s). The term of the new agreement shall be for one year. The Majority Owner recognizes, however, that before HMA shall be obligated to appoint the approved Successor Owner as the new Majority Owner, HMA shall have the right to request assurances from the legal representative of the Majority Owner's estate that there is no conflict between the appointment of the Successor Owner hereunder and any valid will executed by the Majority Owner. In any case where a Successor Owner has been designated pursuant to this paragraph but the beneficial interest of the deceased Majority Owner in DEALER has passed by will or by the laws of interstate succession to another person, then HMA will proceed as though the Majority Owner had withdrawn his or her nomination of the Successor Owner pursuant to this paragraph.

               b.  SUCCESSION TO OWNERSHIP AFTER DEATH OF OWNER

         Except for those cases in which a Successor Owner is appointed pursuant to the foregoing paragraph 16(B)(5)(a), if any Owner's interest in DEALER passes by will (or in the absence of a will, if such interest would pass by the laws of interstate succession) to any person (heir), HMA agrees to review the qualifications of such heir to succeed as Owner of DEALER. Such right to be considered will not arise until the legal representative of the Owner's estate notifies HMA within ninety (90) days of the date of notice of termination hereunder of the heir's interest in succeeding Owner and provided that:

              (i)  there has been no change in the General Manager of DEALER;
                   or

              (ii) the notice from the legal representative proposes a new
                   DEALER General Manager candidate for HMA's approval.

         The effect of notice from the legal representative will be to suspend the notice of termination issued hereunder.

         Upon receipt of such notice, HMA will investigate and make a determination as to the proposed new Owner's qualifications as provided in paragraph 16(B)(5)(d) herein. HMA expressly retains the right to terminate this Agreement if the proposed new Owner fails to meet HMA's then current ownership and/or General Manager qualification requirements.

               c.  SUCCESSION UPON INCAPACITY OF OWNER

         The parties agree that, as used herein, incapacity will refer to any physical or mental ailment which, in HMA's opinion, adversely affects Owner's ability to meet his or her obligations under this Agreement. Termination for incapacity will apply only where the incapacitated Owner is also the General Manager identified herein.

         Prior to the effective date of any notice of termination hereunder, an incapacitated Owner, or his or her legal representative, may propose a new candidate for the position of General Manager to HMA. Such proposal must be in writing and will suspend the pending notice of termination until HMA advises DEALER of its approval of disapproval of the new candidate. Upon receipt of the notice, HMA will investigate and make a determination as to the qualifications of the proposed General Manager as provided in paragraph (16)(B)(5)(d) herein.

               d.  HMA'S INVESTIGATION AND DETERMINATION

         Any heir wishing to succeed to ownership pursuant to paragraph 16(B)(5)(b) or any person seeking to be a General Manager pursuant to either paragraph 16(B)(5)(b) or (c) must complete such application and submit such personal and financial information in such form as HMA may reasonably and customarily require in connection with its review. All requested information must be provided promptly and in no case later than thirty (30) days after receipt of such request. Upon the submission of all requested information, HMA agrees to review the qualifications of the applicant pursuant to the then current criteria generally applied by HMA in qualifying Dealer Owners and/or General Managers. HMA will either approve or disapprove the application within ninety (90) days of full compliance with all of HMA's requests for information. If HMA approves the application, it will offer to enter into a new Hyundai Dealer Sales and Service Agreement with DEALER or its successor in interest in the form then currently in use, except that the newly approved applicants will be identified as new Owner and/or General Manager as appropriate. Except in cases involving the death of a Minority Owner, discussed in the next sentence, the new agreement will be for a term of one (1) year. In cases involving the death of a Minority Owner, which does not result in a change in General Manager, if HMA approves the heir as new Minority Owner, then HMA and DEALER will simply amend the current Agreement to reflect the new minority ownership.

         In the event that HMA disapproves the applicant or the applicant withdraws his or her application to be approved as Owner or General Manager or fails to provide the required information in a timely fashion, HMA may reinstate the notice of termination by written notice to DEALER and to the proposed new Owner, candidate for General Manager and/or incapacitated Owner.

     C.  EFFECTIVE DATE OF TERMINATION

         If any period of notice of termination required under this paragraph 16 is less than that required by applicable law, the period of notice required hereunder will be deemed to be the minimum period required by such law.

     D.  EFFECT OF TERMINATION

         1.   DEALER'S CONDUCT

         Upon receipt of any notice of termination, expiration or non-renewal, Dealer agrees to conduct itself and its operations until the effective date of termination, expiration or non-renewal in a manner which will not injure the reputation or good will of the Hyundai Marks or HMA and is consistent with its obligations hereunder.

         2.   THE RIGHT TO PURCHASE

         Upon sending any notice of termination, expiration or non-renewal hereunder, HMA will have no further obligation whatsoever to sell and DEALER will have no right to purchase any Hyundai Products. Any decision to permit DEALER to purchase Hyundai Products thereafter will be in HMA's sole discretion and will not be construed as a waiver of the termination or renewal, extension or continuation of this Agreement.

         Upon the expiration or prior termination of this Agreement, HMA will have the right to cancel any and all pending requests by DEALER to purchase Hyundai Products and any shipments of same scheduled for delivery to DEALER.

         3.   REPURCHASE OF HYUNDAI PRODUCTS

              a.   HMA'S OBLIGATIONS

         Upon expiration, non-renewal or termination of this Agreement, HMA will repurchase from DEALER the following products which DEALER initially purchased from HMA or from a source designated by HMA:

          (i) New, unused, unmodified and undamaged current Hyundai Motor Vehicles then in DEALER's inventory. The prices of such Motor Vehicles will be the price at which they were originally purchased by DEALER, less all prior refunds or other allowances made by HMA to DEALER with respect thereto.

          (ii) New, unused and undamaged Hyundai Genuine Parts or Accessories then unsold in DEALER's inventory which are in good and saleable condition, provided that they are listed in the then current Hyundai Dealer Parts Price List. The prices for such parts and accessories will be the prices last established by HMA for the sale of identical parts or accessories to Dealers in the area in which DEALER is located.

          (iii) Tools and equipment required or recommended by HMA and then owned by DEALER which are especially designed for servicing Hyundai Motor Vehicles. The prices for such tools and equipment will be the price paid by DEALER less appropriate depreciation or such other price as the parties may negotiate.

          (iv) Signs which HMA has required or recommended for identification of DEALER. The price of such signs will be the price paid by DEALER less appropriate depreciation or such other price as the parties may negotiate.

          HMA shall have no obligation to repurchase products as provided herein in the event it agrees to enter into a new Hyundai Dealer Sales and Service Agreement with DEALER.

              b.   DEALER'S RESPONSIBILITIES

         DEALER's right to reimbursement hereunder is contingent upon the following:

          (i) Within thirty (30) days after the date of expiration or the effective date of termination of this Agreement, DEALER will request HMA in writing to purchase its qualifying inventory and will provide HMA with a detailed and accurate list of such inventory. After receiving such list, HMA may, in its discretion, enter upon DEALER's premises to verify such inventory as qualifying under Paragraph 16(D)(3)(a) herein. If DEALER does not provide HMA with a list of inventory, then HMA may enter upon DEALER's premises, without liability, to take inventory and DEALER will reimburse HMA for any costs and expenses incurred in connection therewith.

          (ii) Upon HMA's instructions, DEALER will deliver such products as HMA will agree to repurchase hereunder to HMA's place of business at DEALER's expense. If DEALER fails to do so, HMA may transport such products and deduct the cost therefor from the repurchase price.

          (iii) DEALER agrees to execute and deliver to HMA instruments satisfactory to HMA conveying good and marketable title to such property as HMA may require. If such property is subject to any lien or charge of any kind, DEALER agrees to secure the discharge and satisfaction thereof prior to the repurchase of such property by HMA. DEALER further agrees to comply with the requirements of any federal or state laws which relate to the repurchase including bulk sales or transfer laws.

          (iv) DEALER agrees that it must remove, at its own expense, all signage bearing the Hyundai Marks before it is eligible for payment hereunder.

              c.   PAYMENT BY HMA

         HMA will pay DEALER for such items as DEALER may request repurchase and which qualify hereunder as soon as practicable upon DEALER's compliance with the obligations set forth herein and upon computation of any outstanding indebtedness of DEALER to HMA, which indebtedness HMA may offset from any amounts due to DEALER hereunder.

              d.   DISAGREEMENT REGARDING VALUATION

         If DEALER disagrees with HMA's valuation of any item herein, and DEALER and HMA have not resolved their disagreement within sixty (60) days of the effective date of termination or expiration of this Agreement, HMA will pay to DEALER the amount to which it reasonably believes DEALER is entitled. DEALER's exclusive remedy to recover any additional sums which it believes is due under this paragraph will be by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The site of the arbitration will be the office of the American Arbitration Association in the locality of HMA's principal place of business or Regional Office.

17. RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE

         HMA has entered into this Agreement to secure market representation at the location(s) identified herein. The vitality of HMA's authorized Dealer network and the effective sale and servicing of Hyundai Products nationwide is dependent upon the continued representation of HMA by its authorized Dealers at their approved location(s). Accordingly, DEALER agrees that in the event that HMA refuses to approve a transfer or sale of any ownership interest in the dealership, pursuant to paragraph 5, HMA will have the right of first refusal or an option to purchase the dealership assets, including any leasehold interest or realty, as provided herein.

    A.   HMA'S RIGHTS

         HMA must advise DEALER in writing of its decision to exercise its right of first refusal or option to purchase the dealership within thirty (30) days of its refusal to approve any sale or transfer pursuant to paragraph 5. DEALER agrees that HMA will have the right to assign its rights hereunder to any third party it may select. HMA hereby guarantees the full payment of the purchase price by such assignee. DEALER may render HMA's exercise of its rights hereunder null and void if it withdraws its buy/sell proposal within thirty (30) days following receipt of HMA's notice exercising such rights.

         If DEALER has entered into a bona fide arm's length written buy/sell agreement regarding ownership of DEALER or its rights under this Agreement, HMA's right under this paragraph will be a right of first refusal, permitting HMA to assume the buyer's rights and obligations under such written agreement.

         If DEALER has not entered into a bona fide arm's length written buy/sell agreement governing such transfer or sale, then HMA's rights hereunder will be the option to purchase the principal assets of DEALER utilized in the dealership operations, including real estate and/or leasehold interest, and to terminate this Agreement.

    B.   PURCHASE PRICE

         If DEALER has entered into a bona fide arm's length buy/sell agreement as provided herein, the purchase price and other terms of sale will be those set forth in such agreement and any related documents. HMA may request and DEALER agrees to provide any and all supporting documents relating to the transfer which HMA may require to assess the bona fides of the agreement. Refusal to provide such documentation or to state that no such documents exist will create the presumption that the buy/sell agreement is not a bona fide agreement. In the absence of a bona fide arm's length buy/sell agreement, the purchase price will be the fair market value as negotiated by the parties. If the parties are unable to reach a negotiated sale in a reasonable time, the price and other terms of sale will be established exclusively by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The site of the arbitration will be the office of the American Arbitration Association in the locality of HMA's principal place of business or Regional Office.

    C.   TRANSFER CONDITIONS

         Upon HMA's exercise of its rights and tender of the purchase price hereunder, DEALER will transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed will be in proper form for recording and DEALER will deliver complete possession of the property and the deed at time of closing, DEALER will also furnish to HMA copies of any easements, licenses or other documents affecting the property or dealership operations and will assign any permits or licenses which are necessary for the use of the property or the conduct of such DEALER operations.

         DEALER also agrees to execute and deliver to HMA instruments satisfactory to HMA conveying title to all personal property, including leasehold interests, involved in the transfer or sale to HMA. If any personal property is subject to any lien or charge of any kind, DEALER agrees to secure the discharge and satisfaction thereof prior to the transfer or sale of such property to HMA.

18. DEFENSE AND INDEMNIFICATION

    A.   DEFENSE AND INDEMNIFICATION BY HMA

         HMA will assume the defense of DEALER and agrees to indemnify and hold DEALER harmless in any legal proceeding naming

DEALER as a defendant and involving any Hyundai Product when the proceeding also involves allegations of:

         (1) Breach of any Hyundai warranty related to the Hyundai Product, bodily injury or property damage allegedly caused solely by a defect in design, manufacture or assembly of a Hyundai Product (except for tires not manufactured by FACTORY), provided that the defect could not reasonably have been discovered by DEALER by reasonable inspection or during the predelivery service on the Hyundai Product required hereunder;

         (2) Any misrepresentation or misleading statement or unfair or deceptive trade practice of HMA; or

         (3) Any substantial damage to a Hyundai Product purchased by DEALER from HMA which was repaired by HMA and where DEALER had not been notified of such damage in writing prior to the delivery of the subject vehicle, part or accessory to a retail Customer; and

Provided:

         (4) That DEALER promptly delivers to HMA, in a manner to be designated by HMA, copies of any summons and complaint and requests in writing a defense and/or indemnification as provided herein;

         (5) That the complaint does not involve allegations of DEALER misconduct, including but not limited to, improper or unsatisfactory service or repair, misrepresentation, or any claim of DEALER's unfair or deceptive trade practice;

         (6) That the Hyundai Product which is the subject of the lawsuit was not altered by or for DEALER;

         (7) That DEALER agrees to cooperate fully in the defense of such action as HMA may reasonably require; and

         (8) That DEALER agrees that HMA may offset any recovery on DEALER's behalf against any indemnification that may be required hereunder.

    B.   DEFENSE AND INDEMNIFICATION BY DEALER

         DEALER will assume the defense of HMA and FACTORY and indemnify and hold them harmless in any legal proceeding naming HMA or FACTORY as a defendant when the legal proceeding involves allegations of:

         (1) DEALER's alleged failure to comply, in whole or in part, with any obligation assumed by DEALER pursuant to this Agreement;

         (2) DEALER's alleged negligent or improper repairing or servicing of a new or used Hyundai Motor Vehicle or equipment, or such other motor vehicles or equipment as may be sold or serviced by DEALER;

         (3) DEALER's alleged breach of any contract or warranty other than that provided by HMA or FACTORY;

         (4) DEALER's alleged misleading statements, misrepresentations, or deceptive or unfair trade practices; or

         (5) Any modification or alteration made by or on behalf of DEALER to a Hyundai Product, except those made pursuant to the express instruction of HMA; and

Provided:

         (6) That HMA or FACTORY promptly delivers to DEALER, copies of any summons and complaint and request in writing a defense and/or indemnification as provided herein;

         (7) That HMA or FACTORY agree to cooperate fully in the defense of such action as DEALER may reasonably require; and

         (8) That the complaint does not involve allegations of liability premised upon separate HMA or FACTORY conduct or omissions.

    C.   EXTENT OF RESPONSIBILITY

         The assumption of the defense of a party includes the obligation of selecting counsel and paying all attorney's fees, court costs and expenses (including expert's fees). The assumption of the obligation to indemnify and hold harmless will include payment of any judgment amount awarded on any claim subject to the indemnity and hold harmless provision and any settlement amount as the indemnifying party may agree to pay to resolve such claim.

    D.   CONDITIONAL DEFENSE AND/OR INDEMNIFICATION

         In agreeing to defend and/or indemnify each other, DEALER and HMA each may make their agreement conditional on the continued existence of the state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either DEALER or HMA to refuse such request.

         The party withdrawing from its agreement to defend and/or indemnify will give timely notice of its intent to withdraw. Such notice will be in writing and will be effective upon receipt. Moreover, the withdrawing party will be responsible for all costs and expenses of defense up to the date of receipt of the notice of withdrawal.

    E.   THE EFFECT OF SUBSEQUENT DEVELOPMENTS

         In any case where a request for a defense and/or indemnification is rejected, or is not made at the outset of any legal proceeding, and subsequent developments in the case make clear that the allegations which initially precluded a request or an acceptance of a request for a defense and/or indemnification are not longer at issue therein or are without foundation, then any party having a right to a defense and/or indemnification hereunder may still tender such request for a defense and/or indemnification to the other party. Neither DEALER nor HMA, however, will be required to agree to such subsequent request for a defense and/or indemnification where that party would be unduly prejudiced by such a delay.

    F.   TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES

         DEALER and HMA will have thirty (30) days from the receipt of a request for a defense and/or indemnification to conduct an investigation to determine whether or not, or under what conditions, it may agree to defend and/or indemnify pursuant to this paragraph 18. If local rules require a response to the complaint in the lawsuit prior to the time provided hereunder for a response to such request, the requesting party will take all steps necessary, including obtaining counsel, to protect its own interest in the lawsuit until DEALER or HMA assumes the requested defense and/or indemnification. In the event that HMA or DEALER agrees to assume defense and/or indemnification obligations hereunder, such party will have the right to engage and direct counsel of its own choosing and, except in cases where the request is made pursuant to paragraph 18(E) herein, will have the obligation to reimburse the requesting party for all reasonable costs and expenses, including attorney fees, incurred prior to such assumption.

    G.   SURVIVAL OF OBLIGATION

         The obligations of the parties set forth in this Paragraph 18 shall survive the termination of this Agreement.

19. MISCELLANEOUS PROVISIONS

    A.   ENTIRE AGREEMENT

         Except as otherwise specifically provided for herein, this Agreement constitutes the entire agreement of the parties and contains all covenants, warranties or representations made by the parties to each other and supersedes any and all previous agreements, either oral or in writing, between the parties and relating to the subject matters covered herein.

    B.   AMENDMENT

         No amendment of any portion of this Agreement will be valid or binding upon the parties hereto unless the same is approved in writing by an authorized representative of each of the parties.

    C.   RELEASE OF CLAIMS

         Upon execution of this Agreement by DEALER, and in consideration of HMA entering into this Agreement, DEALER hereby releases HMA from any and all claims, demands, contracts and liabilities (including, but not limited to, statutory liabilities) known or unknown, of any kind whatsoever, arising out of or in connection with any prior agreements, business transactions, course of dealing, discussions or negotiations between the parties prior to the effective date hereof and regardless of whether DEALER knows or suspects the claim to exist in its favor at the time of executing the release and whether or not if known to it, it would have materially affected its release hereunder. Notwithstanding any other provision herein, however, this release does not extend to any accounts payable by one party to the other as a result of the purchase of any Hyundai Products, audit adjustments or reimbursement for any services.

    D.   ASSIGNMENT

         Except as provided in this Agreement, neither this Agreement nor the rights or obligations of either party hereunder may be sold, assigned, delegated or otherwise transferred without the prior written consent of the other party.

    E.   SEVERABILITY

         If any term or provision of this Agreement, or the application thereof to any person or circumstance, will be contrary to any law or will be adjudged by any court or government agency to be invalid, void or unenforceable, such term or provision will be deemed deleted from this Agreement and the remaining provisions and any application thereof will continue in full force and effect without being impaired or invalidated in any way.

    F.   CAPTIONS

         The various captions used in the Agreement are for organizational purposes only and may not be used to interpret the provisions hereof. In any case where the caption and the related text conflict, the text will govern.

    G.   GOVERNING LAW

         This Agreement will be governed and construed to the laws of the state in which DEALER is located.

    H.   WAIVERS

         Any failure of either party at any time to require performance by the other party of any provision herein will not be deemed to be a waiver by such party of any subsequent breach or violation of the same or any other provision.

    I.   NOTICES

         Unless otherwise specifically provided herein, any notice required to be given by either party to the other under or in connection with this Agreement will be in writing and delivered personally or by certified mail, return receipt requested and will be effective from the date of receipt. Notices to DEALER will be directed to DEALER or its representative at DEALER's place of business identified herein. Notices to HMA will be directed to the President of HMA at its national headquarters. In the event that any party refuses to accept delivery of notices hereunder, such notice will be effective on the date delivery is refused.

    J.   NEW AND SUPERSEDING DEALER AGREEMENTS

         In the event any new and superseding form of Dealer agreement is offered by HMA to authorized Hyundai Dealers in general at any time prior to the expiration of the term of this Agreement, HMA may, by written notice to DEALER, terminate this Agreement and replace it with a new agreement in the new and superseding form for a term not less than the then unexpired term of this Agreement. Unless otherwise agreed in writing, the rights and obligations of DEALER that may otherwise become applicable upon any termination or expiration of the term of this Agreement will not be applicable in the event of the execution by HMA and DEALER of any new or superseding Dealer agreement and the matured rights and obligations of either party hereunder will continue under the new agreement.

    K.   INDEPENDENT ENTITY

         DEALER is an independently owned entity. This Agreement does not make DEALER the agent or legal representative of HMA or FACTORY for any purpose whatsoever. DEALER is not granted any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of HMA or FACTORY or to bind it (or them) in any manner whatsoever.

    L.   FORCE MAJEURE

         Neither party will be liable for any breach of this Agreement to the extent caused by or resulting from prohibition or restriction by law or regulation of any government, fire, flood, storm, war, strike, lockout or other labor troubles, accident, riot, act of God or other events beyond that party's control.

    M.   NO FRANCHISE FEE

         DEALER warrants and agrees that it has paid no fee, nor has it provided any goods or services in lieu of same, to HMA in consideration of entering into this Agreement and that the sole consideration for HMA's entering into this Agreement was DEALER's ability, integrity, assurance of personal services and expressed intention to deal fairly and equitably with HMA and the public and any other promises recited herein.

    N.   WAIVER OF TRIAL BY JURY

         HMA and DEALER hereby waive, to the extent permitted by law, the right to trial by jury for all disputes, controversies or claims which may arise between DEALER and HMA out of or in connection with this Agreement, or its construction, interpretation, effect, performance or non-performance, termination or the consequences thereof, or in connection with any transaction contemplated between the parties.

    O.   TAXES

         DEALER will pay all local, state, federal or other applicable taxes, including without limitation, sales taxes, use taxes, excise taxes, levied or based upon the sale of Hyundai Products by HMA to DEALER and will maintain accurate records of same for reporting purposes.

20. DEFINITIONS

         The following terms, as used in this Agreement, will be defined exclusively as set forth below:

    A. AGREEMENT: This Agreement consists of the HMA Dealer Sales and Service Agreement entered into by DEALER and HMA and includes the Standard Provisions.

    B. AUTHORIZED HYUNDAI DEALER: Dealers who are authorized by HMA to sell and service Hyundai Products, and to use the Hyundai Marks in connection therewith, pursuant to a duly executed Hyundai Dealer Sales and Service Agreement.

    C. DEALER FACILITIES: The buildings, improvements, fixtures and equipment situated at the approved DEALER location(s).

    D. DEALER LOCATION: The location or locations, and any facilities located thereon, identified in paragraph 6, which HMA has approved for dealership operations.

    E. DEALERSHIP OPERATIONS: All Dealer operations contemplated by this Agreement, including, without limitation, sale and servicing of Hyundai Products, use and display of Hyundai Marks, advertising and promotion of Hyundai Products, rental and leasing of Hyundai Motor Vehicles, sale of used cars, body shop work, and financing or insurance services, whether conducted directly or indirectly by DEALER.

    F. GENERAL MANAGER: The person identified in paragraph 4 of the Agreement considered to be a "Dealer Operator" with full operational responsibility and authority for dealership operations.

    G. HYUNDAI GENUINE PARTS OR ACCESSORIES: All new or remanufactured Hyundai parts, accessories and equipment marketed by HMA and listed in HMA's parts catalog, or the functional equivalent thereof, as amended from time to time.

    H. HYUNDAI MARKS: The various Hyundai trademarks, service marks, names, logos and designs used by HMA in connection with Hyundai Products and which HMA authorizes DEALER to use in the sale and servicing of Hyundai Products.

    I. HYUNDAI MOTOR VEHICLES: All automobiles, trucks, vans, cab/chassis or other motor vehicles which FACTORY, in its sole discretion, sells to HMA for resale to authorized Hyundai Dealers.

    J. HYUNDAI PRODUCTS: All Hyundai Motor Vehicles, parts, accessories and equipment which FACTORY, in its sole discretion, and/or authorized suppliers sell to HMA for resale to authorized Hyundai Dealers.

    K. HYUNDAI WARRANTY POLICIES AND PROCEDURES MANUAL: The current publication issued by HMA known as the Hyundai Warranty Policies and Procedures Manual, or its functional equivalent, as it may be revised or supplemented from time to time.

    L.   OWNER: The person(s) identified in paragraph 3 of this Agreement.

    M. STANDARD PROVISIONS: The Standard Provisions are a part of all Hyundai Sales and Service Agreements and are fully incorporated therein by the express provision of paragraph 7 of the Agreement. The Standard Provisions commence with paragraph 10 to reflect continuity with the first nine paragraphs of the Agreement.


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